Exhibit 4.2

Execution Copy

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of June 18, 2002, by and among MWI Holdings, Inc. (the “Company”), Bruckmann, Rosser, Sherrill & Co. II, L.P. (“BRS”), Agri Beef Co. (“AgriBeef”), and the other parties set forth on the signature pages hereto (such other parties, collectively, the “Additional Stockholders”).  Each of BRS, AgriBeef, the Additional Stockholders and their respective Permitted Transferees and any other Person executing a joinder hereto are each referred to herein as a “Stockholder” and together as the “Stockholders”.  Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section 1 hereof.

WHEREAS, BRS and AgriBeef each own shares of Common Stock;

WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the board of directors of the Company (the “Board”) and the board of directors of each of the Company’s Subsidiaries, (ii) assuring the continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Stockholder Shares may be transferred.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Definitions.  As used herein, the following terms shall have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, that beneficial ownership of 10% or more of the voting securities (or the equivalents) of a Person shall be deemed to be control.

“Approved Sale” means a Sale of the Company approved by the Board and the holders of a majority of the Stockholder Shares then outstanding.

“Common Stock” means, collectively, (a) the Company’s common stock, $0.01 par value per share, (b) any other class of common stock, and (c) any capital stock of the Company issued or issuable with respect to the securities referred to in clauses (a) and (b) above whether by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Common Stock Deemed Outstanding” means the number of shares of Common Stock, determined on a fully diluted basis giving effect to all outstanding securities convertible into or exchangeable for Common Stock (collectively, “Common Stock Equivalents”) or any options, warrants or other rights to acquire Common Stock or Common Stock Equivalents.

“Common Stock Equivalents” has the meaning set forth in the definition of Common Stock Deemed Outstanding.

“Electing Stockholders” has the meaning set forth in Section 4(a)(ii).

“Election Period” has the meaning set forth in Section 4(a)(ii).

“Family Group” means, with respect to any natural person, such person’s spouse, siblings and descendants (whether natural or adopted) and any trust or other entity solely for the benefit of such person and/or such person’s spouse, siblings and/or descendants.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, (a) does not own in excess of 5% of the Common Stock Deemed Outstanding, (b) is not an Affiliate of any such 5% owner of the Common Stock Deemed Outstanding, or (c) is not a member of the Family Group of any such 5% owner of the Common Stock Deemed Outstanding.

“Other Stockholders” means with respect to a Stockholder, all Stockholders other than such Stockholder.

“Ownership Ratio” means, as to a Stockholder at the time of determination, the percentage obtained by dividing the number of Stockholder Shares owned by such Stockholder at such time, by the aggregate number of Common Stock Deemed Outstanding at such time.

“Permitted Transferees” has the meaning set forth in Section 4(c).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Public Sale” means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 or Rule 144A (if such rule is available) under the Securities Act (or any similar rule or rules then in effect).

“Qualified Public Offering” means the consummation of a sale, in an underwritten public offering registered under the Securities Act and underwritten by a nationally recognized investment bank, of shares of Common Stock (a) at an offering price which represents a common equity valuation of the Company of at least $100 million, and (b) resulting in aggregate gross proceeds to the Company of at least $25 million.

“Sale of the Company” means (i) a transaction or series of transactions (including by way of merger, consolidation, or sale of equity) the result of which is that the holders of the Common Stock immediately prior to such transaction(s) (on a fully diluted as if converted basis) are after giving effect to such transaction(s) no longer, in the aggregate, the “beneficial owners”

(as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the Common Stock (on a fully diluted basis as if converted basis), or (ii) sale, lease, transfer, conveyance or other disposition to an Independent Third Party or group of Independent Third Parties, in one or a series of related transactions, of all or substantially all of the Company’s assets determined on a consolidated basis..

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stockholder Shares” means (a) any Common Stock held by the Stockholders from time to time, and (b) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in clause (a) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.  As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been sold in a Public Sale.  For purposes of this Agreement, a Person will be deemed to be a holder of Stockholder Shares whenever such Person has the right to acquire directly or indirectly such Stockholder Shares (upon conversion or exercise, in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Sub Board” has the meaning set forth in Section 2(a)(iii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or a general partner of such partnership, association or other business entity.

“Transaction Documents” means, collectively, this Agreement, the Recapitalization and Stock Purchase Agreement dated as of the date hereof by and among the Company, AgriBeef and MWI Veterinary Supply Co. (the “Purchase Agreement”), and the other documents contemplated by the Purchase Agreement.

“Transfer” has the meaning set forth in Section 4(a)(i).

“Transfer Notice” has the meaning set forth in Section 4(a)(i).

“Transferring Stockholder” has the meaning set forth in Section 4(a)(i).

2.                                       Board of Directors.

(a)                                  Until the provisions of this Section 2 cease to be effective, each Stockholder shall vote all voting securities of the Company over which such Stockholder has voting control, and shall take all other necessary or desirable actions within such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in Person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

(i)                                     the Board shall initially be comprised of seven (7) directors;

(ii)                                  the following persons will be elected to the Board (beginning as of the date hereof):

(A)                              so long as BRS together with its Permitted Transferees continues to hold at least 25% of the Stockholder Shares held by BRS as of the date hereof (the “BRS Shares”), five (5) individuals designated by the holders of a majority of the BRS Shares; and

(B)                                so long as AgriBeef together with its Permitted Transferees continues to hold at least 25% of the Stockholder Shares held by AgriBeef as of the date hereof (the “AgriBeef Shares”), one (1) individual designated by the holders of a majority of the AgriBeef Shares (the “AgriBeef Director”); and

(C)                                the Company’s Chief Executive Officer;

(iii)                               at all times the composition of the board of directors of each of the Company’s Subsidiaries, if any (a “Sub Board”), shall be the same as that of the Board;

(iv)                              any committees of the Board or a Sub Board shall be created only upon the approval of a majority of the votes cast by the members of the Board; provided that, so long as AgriBeef together with its Permitted Transferees continues to hold at least 25% of the AgriBeef Shares, the Audit Committee and the Compensation Committee shall, at the option of the holders of a majority of the AgriBeef Shares, include the AgriBeef Director;

(v)                                 any director shall be removed from the Board, a Sub Board or any committee thereof (with or without cause) at the written request of the Stockholder or Stockholders which have the right to designate such a director hereunder, but only upon such written request and under no other circumstances (in each case, determined on the basis of a vote or consent of the relevant Stockholder(s) referred to in clause (ii) above or the Board, as the case may be); provided, that the holders of a majority of the Stockholder Shares may remove any director for cause but a replacement director may only be designated by the Stockholders which have the right to designate such director hereunder;

(vi)                              in the event that any representative designated hereunder for any reason ceases to serve as a member of the Board or a Sub Board or any committee thereof during such representative’s term of office, the resulting vacancy on the Board or such Sub Board or committee shall be filled by a representative designated by the Stockholder(s) which have the right to designate the director who ceases to serve.  If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 2, the election of an individual to such directorship shall be accomplished in accordance with the Company’s Bylaws and applicable law; provided that the Person or Person’s entitled to designate such director pursuant to this Section 2 may subsequently remove and replace such person;

(b)                                 The Company shall pay the reasonable travel and out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board or any Sub Board and any committee thereof.

(c)                                  The provisions of this Section 2 shall terminate automatically and be of no further force and effect upon the occurrence of a Qualified Public Offering.

(d)                                 In the event that any provision of the Company’s bylaws or certificate of incorporation is inconsistent with any provision of this Section 2, the Stockholders shall take such action as may be necessary to amend any such provision in the Company’s bylaws or certificate of incorporation to remedy such inconsistency.

3.                                       Representations and Warranties.  Each Stockholder, severally and not jointly, represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (b) each Stockholder represents that such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

4.                                       Restrictions on Transfer by Stockholders/Other Rights.

(a)                                  First Offer Rights.

(i)                                     Subject to Sections 4(b), 4(c) and 4(d), at least thirty (30) days prior to any sale, assignment, transfer, pledge, hypothecation, give away or other disposition, whether voluntarily or by operation of law, whether for consideration or for no consideration (a “Transfer”) (other than with respect to a Public Sale or an Approved Sale) of any Stockholder Shares by any Stockholder, the Person making such Transfer (the “Transferring Stockholder”) shall deliver a written notice (the “Transfer Notice”) to the Company and the Other Stockholders specifying in reasonable detail the identity of the prospective transferee(s), the number of Stockholder Shares proposed to be Transferred, the proposed purchase price (which shall be payable solely in cash) and the other material terms and conditions of the Transfer.

(ii)                                  The Other Stockholders may elect to purchase all, but not less than all, of the Stockholder Shares to be Transferred, upon the same terms and conditions as those set forth in the Transfer Notice, by giving written notice of such election to the Company and the

Transferring Stockholder within thirty (30) days after the Transfer Notice has been delivered to the Other Stockholders (the “Election Period”).  If the Other Stockholders have in the aggregate elected to purchase more than the number of Stockholder Shares being offered by the Transferring Stockholder, the Stockholder Shares shall be allocated among the Other Stockholders electing to purchase Stockholder Shares (the “Electing Stockholders”) based upon each such Electing Stockholder’s proportionate ownership of all Stockholders Shares owned by the Electing Stockholders.  If the Other Stockholders have elected to purchase Stockholder Shares hereunder, the transfer of such shares shall be consummated as soon as practicable after the delivery of the election notice(s) to the Transferring Stockholder, but in any event within thirty (30) days after the expiration of the Election Period.

(iii)                               If the Other Stockholders do not elect to purchase all of the Stockholder Shares specified in the Transfer Notice, then the Company may elect to purchase all, but not less than all, of the Stockholder Shares to be Transferred, upon the same terms and conditions as those set forth in the Transfer Notice, by giving written notice of such election to the Transferring Stockholder within ten (10) days after the Election Period.  If the Company elects to purchase the Stockholder Shares hereunder, the transfer of such shares shall be consummated as soon as practicable after the delivery of the election notice to the Transferring Stockholder, but in any event within forty (40) days after the expiration of the Election Period.

(iv)                              If the Other Stockholders and the Company do not elect to purchase all of the Stockholder Shares specified in the Transfer Notice and if the terms and conditions of this Section 4(a) have been met, then the Transferring Stockholder may transfer the Stockholder Shares specified in the Transfer Notice at a price and on terms no more favorable to the transferee(s) thereof than specified in the Transfer Notice during the sixty-day period immediately following the expiration of the Election Period.  Any Stockholder Shares not transferred within such sixty-day period will continue to be subject to the provisions of this Section 4(a).

(b)                                 Tag Along Rights.

(i)                                     Subject to Sections 4(a), 4(c) and 4(d), at least thirty (30) days prior to any Transfer (other than with respect to a Public Sale or an Approved Sale) of any Stockholder Shares by BRS, BRS shall deliver to the Other Stockholders a Transfer Notice to the Company and the Other Stockholders specifying in reasonable detail the identity of the prospective transferee(s), the number of Stockholder Shares proposed to be Transferred, the proposed purchase price (which shall be payable solely in cash) and the other material terms and conditions of the Transfer (which Transfer Notice may be the same notice as the Transfer Notice under Section 4(a) above).

(ii)                                  The Other Stockholders may elect to participate in the contemplated Transfer by delivering written notice to BRS within thirty (30) days after delivery of the Transfer Notice.  If any Other Stockholders have elected to participate in such Transfer, BRS and such Other Stockholders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Stockholder Shares equal to the product of (i) the quotient determined by dividing (A) the number of Stockholder Shares owned by such Stockholder by (B) the aggregate number of Stockholder Shares owned by BRS and such Other Stockholders participating in such Transfer, and (ii) the aggregate number of Stockholder Shares to be sold in the proposed Transfer.

(c)                                  Permitted Transfers.  The restrictions contained in this Section 4 shall not apply with respect to any Transfer of Stockholder Shares by any Stockholder (i) in the case of an individual Stockholder, pursuant to applicable laws of descent and distribution or to any member of such Stockholder’s Family Group, or (ii) in the case of an entity, any Transfer (including by way of distribution) to its partners, limited partners, stockholders, members, or any Transfer to its Affiliates, employees, directors, consultants or employees, directors or consultants of its Affiliates; provided, that the restrictions contained in this Section 4 shall continue to be applicable to such Stockholder Shares after any such Transfer; provided further, that the transferees of such Stockholder Shares shall have agreed in writing to be bound by the provisions of this Agreement which affect the Stockholder Shares so transferred by executing a joinder substantially in the form attached hereto as Exhibit A.  All transferees permitted under this Section 4(c) are collectively referred to herein as “Permitted Transferees.”

(d)                                 Termination of Restrictions.  The restrictions set forth in this Section 4 shall continue with respect to each Stockholder Share until the earlier of (i) the Transfer of such Stockholder Share in a Public Sale or an Approved Sale, or (ii) the consummation of a Qualified Public Offering.

5.                                       Sale of the Company.

(a)                                  In the event of an Approved Sale, each Stockholder will (i) consent to and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged, (ii) waive any dissenter’s rights and other similar rights, and (iii) if the Approved Sale is structured as a sale of stock, each Stockholder will agree to sell its Stockholder Shares on the terms and conditions of the Approved Sale.  Each Stockholder will take all necessary and desirable actions as directed by the Board in connection with the consummation of any Approved Sale, including without limitation executing the applicable purchase agreement and granting identical indemnification rights (whether directly to the buyer of the Stockholder Shares or pursuant to the provisions of a contribution agreement) pro rata based on the number of Stockholder Shares sold by such Stockholders (or held by such Stockholders in the case of an asset sale).

(b)                                 The obligations of each Stockholder under this Section 5 are subject to the satisfaction of the following conditions: (i) upon consummation of an Approved Sale, each Stockholder shall receive in exchange for the Stockholder Shares held by such Stockholder the same portion of the aggregate consideration from such sale or exchange that such Stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s Certificate of Incorporation, as amended, (ii) if the holders of a class or series of capital stock of the Company are given an option as to the form of consideration to be received, all holders of shares of such class or series of capital stock shall be given the same option (excluding any options or similar securities given to an executive of the Company as an incentive to remain an employee following the Approved Sale; provided that such incentive compensation is reasonable under the circumstances and is negotiated by the Company, such executives and the applicable purchaser in good faith without the intention of allocating incentive consideration to an executive in excess of what such purchaser would normally allocate in lieu of paying a larger purchase price for the Company), and (iii) each holder of then currently exercisable rights to acquire Stockholder Shares shall be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as a holder of such Stockholder Shares.

(c)                                  All Stockholders will bear their pro rata share (based upon the number of Stockholder Shares sold) of the reasonable costs of any sale of Stockholder Shares pursuant to an Approved Sale (not including fees paid to BRS and its Affiliates) to the extent such costs are incurred for the benefit of all selling Stockholders and are not otherwise paid by the Company or the acquiring party.  Costs incurred by any Stockholder on its own behalf will not be considered costs of the transaction hereunder.

(d)                                 This Section 5 shall automatically terminate upon a Qualified Public Offering.

6.                                       Stockholder Preemptive Rights.

(a)                                  Subject to Section 6(b) below, if the Company proposes to issue any shares of Common Stock or any Common Stock Equivalents, in each case after the date hereof, the Company will offer to sell to each Stockholder a number of such securities (“Offered Shares”) so that the Ownership Ratio for such Stockholder immediately after the issuance of such securities (and assuming the purchase of such Offered Shares) would be equal to the Ownership Ratio for such Stockholder immediately prior to such issuance of securities.  The Company shall give each Stockholder at least thirty (30) days prior written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the “Issuance Notice”).  Each Stockholder will be entitled to purchase such securities at the same price, on the same terms (including, if more than one type of security is issued, the same proportionate mix of such securities), and at the same time as the securities are issued by delivery of irrevocable written notice (the “Election Notice”) to the Company of such election within thirty (30) days after delivery of the Issuance Notice (the “Preemptive Period”).  If any Stockholder has elected to purchase any Offered Shares, the sale of such shares shall be consummated as soon as practical after the delivery of the Election Notice.  To the extent the Stockholders do not elect to, or are not entitled to, purchase all of the Offered Shares, then the Company may issue the remaining Offered Shares at a price and on terms no more favorable to the transferee(s) thereof specified in the Issuance Notice during the 120-day period following the Preemptive Period.

(b)                                 The rights contained in this Section 6 shall not apply to the issuance of Common Stock or Common Stock Equivalents (i) as a stock dividend or upon any subdivision or stock split of the outstanding shares of Common Stock; (ii) upon conversion of any shares of convertible securities; (iii) to officers, directors and other employees of the Company and to consultants to the Company; (iv) to financial institutions or lessors in connection with commercial credit arrangements, equipment financing, commercial property lease transactions or similar transactions or to an entity as a component of any business relationship with such entity also involving a material marketing, distribution, product development, supply and/or technology licensing arrangement, (v) issued in connection with bona fide acquisitions, mergers or similar transactions, (vi) issued to Persons other than BRS and its Affiliates (provided such issuances are approved by BRS), or (vii) pursuant to any under-written public offering.

(c)                                  This Section 6 shall automatically terminate upon a Qualified Public Offering.

7.                                       Legend.  In addition to any legend required by any other document, each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares as defined herein after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON JUNE 18, 2002, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN A STOCKHOLDERS AGREEMENT DATED AS OF JUNE 18, 2002 , BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE COMPANY’S STOCKHOLDERS AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME.  A COPY OF SUCH STOCKHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding prior to the date hereof.  The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares.

8.                                       Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

9.                                       Transfer of Stockholder Shares.

(a)                                  Stockholder Shares are transferable (i) in a Public Sale and (ii) subject to Section 9(b) below, by any other legally available means of Transfer; provided, that any Transfer must also comply with the terms of Section 4 and the other provisions of this Agreement.

(b)                                 In connection with the Transfer of any Stockholder Shares other than a Transfer described in clause (i) of Section 9(a) above, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel reasonably acceptable to the Company to the effect that such Transfer of Stockholder Shares may be effected without registration of such Stockholder Shares under the Securities Act.  In addition, if the holder of the Stockholder Shares delivers to the Company an opinion of counsel that no subsequent Transfer of such Stockholder Shares shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such Stockholder Shares which do not bear the first sentence of the legend set forth in Section 7 above.  If the Company is not required to deliver new certificates for such Stockholder Shares not bearing such legend, the holder thereof shall not consummate a Transfer of the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained herein, as provided in Section 4(c) above.

(c)                                  Upon the request of a holder of Stockholder Shares, the Company shall as soon as practicable supply to such Person or its prospective transferees all information regarding the Company required to be delivered in connection with a Transfer pursuant to Rule 144A (or any similar rule or rules then in effect) of the Securities and Exchange Commission.

(d)                                 Upon the request of a holder of Stockholder Shares, the Company shall remove the legend set forth in Section 7 above from the certificates for the Stockholder Shares; provided, that such Stockholder Shares are eligible for sale pursuant to Rule 144 (or any similar rule or rules then in effect) of the Securities and Exchange Commission.

10.                                 Management Agreement Amendment.  The Company agrees that it shall not permit its wholly owned Subsidiary MWI Veterinary Supply Co. (“MWI”), to amend the Management and Consulting Services Agreement by and among MWI and Bruckmann, Rosser, Sherrill & Co., L.L.C., dated as of the date hereof, to raise the fees payable by MWI thereunder, except in the good faith commercially reasonable discretion of the Board after consultation with AgriBeef; provided that this restriction shall apply only so long as AgriBeef continues to hold at least 50% of the Stockholder Shares held by AgriBeef as of the date hereof.

11.                                 Amendment and Waiver.  No modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company and the holders of a majority of the Stockholder Shares.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

12.                                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.                                 Entire Agreement.  Except as otherwise expressly set forth herein, this document and the other Transaction Documents embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, any term sheets executed by the Company and BRS or their Affiliates).

14.                                 Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares (and hold or have received Stockholder Shares in accordance with the terms hereof).

15.                                 Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

16.                                 Remedies.  The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

17.                                 Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient.  Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

If to the Company:

MWI Veterinary Supply Co.

2201 N. 20th Street

Nampa, ID  83687

Attn:  President

Fax:

with copies to (which shall not constitute notice to the Company):

Bruckmann, Rosser Sherrill & Co., Inc.

156 East 56th Street, 29th Floor

New York, NY 10022

Attn:                    Bruce Bruckmann

Brett Pertuz

Fax:  (212) 521-3799

Kirkland & Ellis

153 East 53rd Street

New York, NY 10022

Attn:  Eunu Chun, Esq.

Fax:  (212) 446-4900

If to BRS:

Bruckmann, Rosser Sherrill & Co., Inc.

156 East 56th Street, 29th Floor

New York, NY 10022

Attn:  Brett Pertuz

Fax:  (212) 521-3799

with a copy to (which shall not constitute notice to BRS):

Kirkland & Ellis

153 East 53rd Street

New York, New York  10022

Attn:  Eunu Chun, Esq.

Fax:  (212) 446-4900

If to AgriBeef:

Agri Beef Co.

1555 Shoreline Drive, 3rd Floor

P.O. Box 6640

Boise, Idaho  83702

Attn: Robert Rebholtz and Rick Stott

Fax:  (208) 338-2605

with a copy to (which shall not constitute notice to AgriBeef):

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

2121 Avenue of the Stars, 18th Floor

Los Angeles, CA 90067

Attn: Barry E. Fink and Jeffrey Soza

Fax:  (310) 282-6280

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

18.                               Governing Law.  The corporate law of the State of New York shall govern all issues concerning the relative rights of the Company and its stockholders.  All other provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws or choice of law of the State of New York or any other jurisdiction which would result in the application of the law of any jurisdiction other than the State of New York.

19.                                 Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

20.                                 Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

21.                                 Waiver of Jury Trial.  The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

MWI HOLDINGS, INC.

By:	/s/ Mary Pat Thompson
Name: Mary Pat Thompson
Title: VP & CFO

BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.
By: BRSE, L.L.C., as General Partner

By:	/s/ Bruce C. Bruckmann
Name: Bruce C. Bruckmann
Title: Managing Director

AGRI BEEF CO.

By:	/s/ W.B. Rawlings
Name:
Title:

ADDITIONAL STOCKHOLDERS:

/s/ Marilena Tibrea
Marilena Tibrea

/s/ Stephen C. Sherrill, POA
Julie Frist

/s/ James Cleary
James Cleary

/s/ Mary Pat Thompson
Mary Pat Thompson

/s/ Herb Ingersoll
Herb Ingersoll

/s/ James Ross
James Ross

/s/ Jeff Danielson
Jeff Danielson

/s/ John Ryan
John Ryan

/s/ Steve Nelson
Steve Nelson

/s/ James Culpepper
James Culpepper

/s/ James Hay
James Hay

EXHIBIT A

FORM OF JOINDER TO
STOCKHOLDERS AGREEMENT

THIS JOINDER to the Stockholders Agreement, dated as of [Date], by and among MWI Holdings, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Agreement”), is made and entered into as of                                by and between the Company and                                (“Holder”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain shares of Common Stock (“Holder Stock”), and the Agreement and the Company requires Holder, as a holder of Common Stock, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.                                       Agreement to be Bound.  Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Stockholder for all purposes thereof.  In addition, Holder hereby agrees that all Common Stock held by Holder shall be deemed Stockholder Shares for all purposes of the Agreement.

2.                                       Successors and Assigns.  Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Holder Stock and the respective successors and assigns of each of them, so long as they hold any shares of Holder Stock.

3.                                       Counterparts.  This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.                                       Notices.  For purposes of Section 16 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]
[Address]
[Facsimile Number]

5.                                      Governing Law. The corporate law of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders.  All other provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws or choice of law of the State of New York or any other jurisdiction which would result in the application of the law of any jurisdiction other than the State of New York.

6.                                       Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

MWI HOLDINGS, INC.

By:
Name:
Title:

[HOLDER]

By:
Name:
Title: